Exhibit 12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                              (in thousands)


                                              12 Months Ended
                   __________________________________________________________
                                                December 31,
                   March,31  ________________________________________________
                     1998      1997      1996      1995      1994      1993
                   ________  ________  ________  ________  ________  ________
Net income....     $ 36,372  $ 38,620  $ 77,393  $ 70,631  $ 81,913  $ 84,011
Add-Extraordinary
 items  net of tax.  24,853    24,853         -         -         -         -
                   ________  ________  ________  ________  ________  ________
Net  income  from
 continuing
 operations........$ 61,225  $ 63,473  $ 77,393  $ 70,631  $ 81,913  $ 84,011

Add--Federal and
 state income taxes:
    Current........  35,807    38,660    53,847    41,276    38,097    50,441
    Deferred (net).  (3,026)   (1,665)   (2,805)    5,627    13,190     1,674
   Deferred
    investment tax
    credits, net...  (3,335)   (3,334)   (3,349)   (3,361)   (3,367)   (3,366)
  Income tax
   applicable to
   nonoperating
   income..........      64       261      (407)      941       603       631
                   ________  ________  ________  ________  ________  ________
                     29,510    33,922    47,286    44,483    48,523    49,380
                   ________  ________  ________  ________  ________  ________
Net  income
 before  income
 taxes.............  90,735    97,395   124,679   115,114   130,436   133,391
                   ________  ________  ________  ________  ________  ________

Add--fixed charges:
   Interest  on
    long-term
    debt...........  34,188    32,271    31,409    31,168    31,164    32,823
    Other interest.   3,112     2,875     4,636       853       358       479
  Amortization of
   net debt premium,
   discount, expenses
   and  losses.....   1,494     1,643     1,709     1,703     1,678     1,598
                   ________  ________  ________  ________  ________  ________
                     38,794    36,789    37,754    33,724    33,200    34,900
                   ________  ________  ________  ________  ________  ________
Earnings   as
 defined...........$129,529  $134,184  $162,433  $148,838  $163,636  $168,291
                   ========  ========  ========  ========  ========  ========

Ratio  of  earnings
 to  fixed charges.    3.33      3.64      4.30      4.41      4.92      4.82

Earnings required
 for preferred
 dividends:
   Preferred stock
    dividends......   3,787     3,715     3,721     3,850     3,510     3,718
   Adjustment
    to  pre-tax
    basis*.........   1,825     1,985     2,273     2,425     2,079     2,185
                   ________  ________  ________  ________  ________  ________
                      5,612     5,700     5,994     6,275     5,589     5,903
                   ________  ________  ________  ________  ________  ________
Fixed charges
 plus preferred
 stock dividend
 requirements......$ 44,406  $ 42,489  $ 43,748  $ 39,999  $ 38,789  $ 40,803
                   ========  ========  ========  ========  ========  ========

Ratio of earnings
 to fixed charges
 plus preferred
 stock  dividend
 requirements......    2.91      3.15      3.71      3.72      4.21      4.12

* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings
{          Net income                   }                          required
                                                                   for
                                                                   preferred
                                                                   dividends


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